Exhibit 10.1

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of June 20, 2025 (this “Agreement”), is made by and among:

(i)	Enzon Pharmaceuticals, Inc., a Delaware corporation (“Enzon”);

(ii)	Viskase Companies, Inc., a Delaware corporation (“Viskase”); and

(iii)	Icahn Enterprises Holdings L.P., a Delaware Limited Partnership (“IEH”), American Entertainment Properties Corp., a Delaware corporation (“AEP”), Icahn Partners LP, a Delaware limited partnership (“IPLP”) and Icahn Partners Master Fund LP, a Delaware limited partnership (“IPMF”) (collectively, the “IEH Parties”);

W I T N E S E T H

WHEREAS, concurrently with the execution and delivery of this Agreement, Enzon, Viskase, and EPSC Acquisition Corp., a Delaware corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, the parties agreed to effect a merger of Merger Sub with and into Viskase, with Viskase as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the IEH Parties Beneficially Own the number of outstanding shares of common stock, par value $0.01 per share, of Enzon (the “Enzon Voting Common Stock”) set forth on Schedule I hereto (all such shares of Enzon Voting Common Stock Beneficially Owned by the IEH Parties, together with all other shares of Enzon Common Stock acquired and Beneficially Owned after the date hereof and prior to the Expiration Time, collectively, the “Enzon Shares”);

WHEREAS, as of the date hereof, the IEH Parties Beneficially Own the number of outstanding shares of Enzon’s Series C Preferred Stock, par value $0.01 per share (the “Enzon Series C Preferred Stock”), set forth on Schedule I hereto; and

WHEREAS, the IEH Parties desire to exchange the Enzon Series C Preferred Stock Beneficially Owned by the IEH Parties for shares of Enzon Common Stock, and Enzon desires to effectuate such exchange, in each case on the terms and conditions contained herein; and

WHEREAS, Enzon and Viskase desire that IEH agrees, and IEH is willing to agree, on the terms and subject to the conditions set forth herein, (a) to vote or consent with respect to all of the Enzon Shares and the Enzon Preferred Shares to facilitate the consummation of the Merger, the approval of the Proposed Enzon Actions and the other transactions contemplated by the Merger Agreement and (b) to effectuate the IEH Share Exchange.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Definitions and Related Matters.

1.1.           Definitions. This Agreement is the “IEH Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person; provided that, for purposes of this Agreement, (a) none of Enzon, Viskase or their respective Subsidiaries shall be deemed to be an Affiliate of IEH, (b) with respect to Enzon, “Affiliate” means any Person that is Controlled by Enzon and (c) with respect to Viskase, “Affiliate” means any Person that is Controlled by Viskase.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation).

“Control” shall mean the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Persons” shall have the meaning set forth in Section 17.

“Enzon” shall have the meaning set forth in the Preamble.

“Enzon 20-Day VWAP” shall mean the price equal to the average of the volume-weighted average price of Enzon Common Stock on the “OTCQX tier” of OTC (as reported by Bloomberg or, if not reported thereby, in another authoritative source mutually selected by Enzon, Viskase and IEH) for the last twenty (20) Trading Days prior to (and including) the date hereof, rounded down to the nearest 1/100th of a penny (as adjusted to take into account the Reverse Stock Split, to the extent the Reverse Stock Split is effectuated prior to the date of the relevant issuance of Enzon Common Stock).

“Enzon Exchange Stock” shall have the meaning set forth in Section 4.

“Enzon Series C Preferred Stock” shall have the meaning set forth in the Recitals.

“Enzon Shares” shall have the meaning set forth in the Recitals.

“Enzon Transaction Litigation” shall have the meaning set forth in Section 9.2.

“Enzon Voting Common Stock” shall have the meaning set forth in the Recitals.

“Enzon Written Consent” shall have the meaning set forth in Section 2.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the time of any modification, waiver or amendment to any provision of the Merger Agreement without IEH’s prior written consent which is adverse to the IEH Parties.

“IEH” shall have the meaning set forth in the Preamble.

“IEH Exchange Adjustment” shall mean an amount equal to the amount by which (i) the Cash on Hand of Enzon at the Closing, minus (ii) the aggregate Liquidation Preference of the shares of Enzon Series C Preferred Stock Beneficially Owned by any non-IEH Party (for the avoidance of doubt, excluding any shares of Enzon Series C Preferred Stock exchanged for Enzon Common Stock pursuant to the Series C Exchange Offer) is exceeded by $43,045,000 (if any); provided that the IEH Exchange Adjustment shall not exceed $1,000,000.

“IEH Parties” shall have the meaning set forth in the Preamble.

“IEH Share Exchange” shall have the meaning set forth in Section 4.

“IEH Transaction Litigation” shall have the meaning set forth in Section 9.3.

“Liquidation Preference” shall have the meaning ascribed to such term in the Series C Certificate of Designation.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Agreement Parties” shall mean each of Enzon, Viskase and Merger Sub.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, other entity or group (as defined in the Exchange Act).

“Subsidiary” shall mean, when used with respect to any Person, (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which a majority of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Takeover Law” shall have the meaning set forth in Section 7.5.

“Viskase” shall have the meaning set forth in the Preamble.

“Viskase Transaction Litigation” shall have the meaning set forth in Section 9.1.

1.2.           Other Definitional Provisions. Unless the context of this Agreement clearly requires otherwise, words imparting the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof. Each reference to a “wholly owned Subsidiary” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

2.             Agreement to Consent and Approve.

2.1.           Each IEH Party agrees that, promptly (and in any event within one Business Day) after the Registration Statement/Consent Solicitation Statement is declared effective by the SEC, unless an Enzon Adverse Recommendation Change has occurred prior to such time and has not been rescinded, such IEH Party shall execute and deliver, or shall cause to be executed and delivered, a written consent approving the adoption of the Merger Agreement and approving the transactions contemplated thereby, including the Merger and the Proposed Enzon Actions, substantially in the form attached hereto as Exhibit A (the “Enzon Written Consent”), with respect to all of such IEH Party’s Enzon Shares and Enzon Preferred Shares. The Enzon Written Consent shall be given in accordance with such procedures relating thereto, including pursuant to the DGCL and the Enzon Organizational Documents, so as to ensure that it is duly counted for purposes of recording the results of such consent.

2.2.           No IEH Party shall, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Enzon Shares or the Enzon Preferred Shares, other than to an Affiliate of such IEH Party that agrees to be bound by the terms of this Agreement by executing a joinder to this Agreement substantially in the form of Annex I. No IEH Party shall enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Enzon Shares or the Enzon Preferred Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Enzon Shares or the Enzon Preferred Shares that would in any way restrict, limit or interfere with the performance by the IEH Parties, of their obligations hereunder or the transactions contemplated hereby; provided, however, that the foregoing restriction shall cease to apply in the event an Enzon Adverse Recommendation Change has occurred prior to such time and not been rescinded. Except for the delivery of the Enzon Written Consent expressly contemplated by this Agreement, prior to the Expiration Time, no IEH Party shall call, seek to call or request the call of any meeting of Enzon stockholders with respect to any matter relating to the Merger or other transactions contemplated by the Merger Agreement, including by written consent, whether pursuant to the DGCL, the Enzon Organizational Documents or otherwise.

2.3.           From the date hereof until the Expiration Time, no IEH Party shall take any action in contravention of, or that conflicts with, (a) the designation of the members of the Board of Directors of Enzon occurring at the Effective Time as contemplated by Section 1.6 of the Merger Agreement or (b) the Proposed Enzon Actions becoming effective at or prior to the Effective Time.

2.4.           Each IEH Party agrees that, from the date hereof until the Expiration Time, it shall vote the Enzon Shares and the Enzon Preferred Shares, as applicable, or cause the Enzon Shares and the Enzon Preferred Shares, as applicable, to be voted against (including by written consent) (a) any Enzon Acquisition Proposal (and shall not vote or cause to be voted any other Enzon Shares or Enzon Preferred Shares, as applicable, in favor of any Enzon Acquisition Proposal), (b) any amendment of the Enzon Organizational Documents (other than the amendments of the Enzon Organizational Documents contemplated in connection with the Proposed Enzon Actions or the Merger, in each case as set forth in the Merger Agreement), which amendment would in any manner impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Proposed Enzon Actions, the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Enzon Voting Common Stock (and shall not vote or cause to be voted any other Enzon Shares or Enzon Preferred Shares, as applicable, in favor of any such amendment), and (c) any other action, agreement or transaction involving Enzon that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Enzon Proposed Actions, the Merger or the other transactions contemplated by the Merger Agreement (and shall not vote or cause to be voted any other Enzon Shares or Enzon Preferred Shares, as applicable, in favor of any such action, agreement or transaction); provided, however, that the foregoing clauses (a)–(c) shall not apply to any transaction, proposal or action that is the subject of an Enzon Adverse Recommendation Change made in accordance with Section 7.5(d) of the Merger Agreement that has not been rescinded. Any attempt by any IEH Party to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Enzon Shares or Enzon Preferred Shares, as applicable, in contravention of this Section 2 shall be null and void ab initio.

2.5.           Each of Enzon and Viskase hereby agrees that, from the date hereof until the record date for the stockholder consent relating to the Enzon Stockholder Approval and the Viskase Stockholder Approval, respectively, it shall not allot or issue shares of Enzon Common Stock or Viskase Common Stock, as applicable, and shall not grant rights to subscribe for, or convert any security into, Enzon Common Stock or Viskase Common Stock, as applicable.

3.           Agreement Not to Solicit. Each IEH Party agrees that, from the date hereof until the Expiration Time, it shall not, and shall cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Enzon Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating an Enzon Acquisition Proposal, or (c) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an Enzon Acquisition Proposal; provided, however, that if Enzon or any of its respective Representatives receives an Enzon Acquisition Proposal, which (i) such Enzon Acquisition Proposal did not result from any breach of this Section 3 or the Merger Agreement, and (ii) the Board of Directors of Enzon or the Enzon Special Committee, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Enzon Acquisition Proposal constitutes or is reasonably likely to lead to an Enzon Superior Proposal, then the IEH Parties and their Representatives may engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Enzon Acquisition Proposal, solely to the extent that Enzon and such IEH Parties and their Representatives, are permitted under the terms of the Merger Agreement to engage in or otherwise participate in discussions or negotiations with such Person or group of Persons; provided further, that, in such case, (x) the initial discussions or negotiations between the IEH Parties or their Representatives and such Person or group of Persons shall be subject to the consent of Enzon (such consent not to be unreasonably withheld, conditioned or delayed), (y) the IEH Parties and such Representatives shall coordinate in advance of such discussions with Enzon with respect to what will be communicated in such discussions or negotiations, and (z) the IEH Parties and such Representatives shall thereafter keep Enzon reasonably apprised with respect to any such discussions or negotiations. Each IEH Party agrees that, from the date hereof until the Expiration Time, it shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Enzon Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Enzon Acquisition Proposal.

4.             Enzon Series C Preferred Stock Exchange.

4.1.           Immediately prior to the Closing, each IEH Party shall deliver to Enzon each share of Enzon Series C Preferred Stock Beneficially Owned by such IEH Party, and Enzon shall, in exchange therefor, deliver to the IEH Parties a number of shares of Enzon Common Stock equal to (A) (x) the aggregate Liquidation Preference of the shares of Enzon Series C Preferred Stock Beneficially Owned by such IEH Party, minus (y) $961,700, minus (z) the IEH Exchange Adjustment, divided by (B) the Enzon 20-Day VWAP (the “IEH Share Exchange”, and the shares of Enzon Common Stock issued in the IEH Share Exchange, the “Enzon Exchange Stock”). In connection with the IEH Share Exchange, Enzon shall (a) retire and cancel the Shares of Enzon Series C Preferred Stock delivered by the IEH Parties to Enzon, (b) cause Enzon’s transfer agent to issue to the IEH Parties, in book-entry form, the Enzon Exchange Stock issuable to the IEH Parties pursuant to the IEH Share Exchange, and (c) use commercially reasonable efforts to ensure that Enzon’s Cash on Hand at Closing is not less than $43,045,000, plus the aggregate Liquidation Preference of the shares of Enzon Series C Preferred Stock Beneficially Owned by any non-IEH Party (for the avoidance of doubt, excluding any shares of Enzon Series C Preferred Stock exchanged for Enzon Common Stock pursuant to the Series C Exchange Offer); provided that this Section 4(c) shall not prevent Enzon from paying customary and reasonable expenses incurred in connection with the transactions contemplated by the Merger Agreement or hereby.

4.2.           Enzon shall, no less than twenty-five (25) Business Days prior to the anticipated Closing Date, commence the Series C Exchange Offer. The consummation of the Series C Exchange Offer shall be conditioned only upon the prior satisfaction or waiver of the conditions set forth in Article VIII of the Merger Agreement (excluding those portions of any condition set forth in Article VIII of the Merger Agreement that (i) reference the Series C Exchange Offer or (ii) cannot be satisfied prior to (A) the Closing or (B) the consummation of the Series C Exchange Offer) and the intent of the parties hereto to effectuate the Closing in accordance with the terms of the Merger Agreement. Enzon shall comply with applicable Law, including the Exchange Act, in commencing, performing and consummating the Series C Exchange Offer. Enzon shall use commercially reasonable efforts to (i) ensure that the Series C Exchange Offer is consummated prior to the Closing and (ii) seek maximum participation of the holders of Series C Preferred Stock (other than IEH and its Affiliates) in the Series C Exchange Offer. The IEH Parties shall not, and shall cause their controlled Affiliates not to, participate in the Series C Exchange Offer. Enzon shall afford IEH a reasonable opportunity to review and comment on any documents to be filed with the SEC or any other Governmental Entity in connection with the Series C Exchange Offer.

4.3.           Assuming the accuracy of the representations and warranties of the IEH Parties in Section 6 and subject to the filings described in Section 7.7 herein, the Enzon Common Stock issuable in connection with the IEH Share Exchange and the Series C Exchange Offer will be issued in compliance with all applicable federal and state securities laws.

5.           Registration Statement/Consent Solicitation Statement. Prior to the filing of the Registration Statement/Consent Solicitation Statement (or any amendment or supplement thereto) with the SEC, the Merger Agreement Parties shall provide IEH with a reasonable opportunity to review and comment on the Registration Statement/Consent Solicitation Statement (or any amendment or supplement thereto) in advance (including the proposed final version of such document) and consider in good faith any reasonable comments provided by IEH or its representatives with respect to any of the disclosures proposed to be included in the Registration Statement/Consent Solicitation Statement (or any amendment or supplement thereto), including disclosures regarding or involving any of the IEH Parties. The Merger Agreement Parties shall promptly provide copies to IEH of any written comments received from the SEC with respect to the Registration Statement/Consent Solicitation Statement and promptly advise IEH of any oral comments received from the SEC. Prior to mailing the Consent Solicitation Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Merger Agreement Parties shall provide IEH with a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by IEH or its representatives with respect to any of the disclosures proposed to be included in such document or response, including disclosures regarding or involving any of the IEH Parties.

6.            Representations, Warranties and Covenants of the IEH Parties. Each IEH Party hereby represents and warrants to Enzon and Viskase as follows:

6.1.             IEH is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware. The other IEH Parties are duly organized and validly existing and in good standing under the laws of the state in which such IEH Party is organized.

6.2.             Such IEH Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. With respect to such IEH Party that is a corporation or other entity, the execution and delivery by such IEH Party of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of such IEH Parties. This Agreement has been duly executed and delivered by such IEH Party and, assuming the due authorization, execution and delivery of this Agreement by Enzon, Viskase and the other IEH Parties, constitutes the legal, valid and binding obligation of such IEH Party, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

6.3.             Subject to the accuracy of the representations and warranties of Enzon contained in Section 7.4, the execution and delivery of this Agreement by such IEH Party and the performance of its obligations hereunder will not: (a) with respect to such IEH Party that is a corporation or other entity, conflict or violate any provision of (i) the Organizational Documents of such IEH Party or (ii) the Organizational Documents of any of such IEH Party’s Subsidiaries, (b) violate any Law or Order applicable to such IEH Party or any of its Subsidiaries, (c) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancellation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which such IEH Party or any of its Subsidiaries is a party or accelerate such IEH Party’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (d) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of such IEH Party or any of its Subsidiaries, except, in the case of clause (a), (b), (c) and (d), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of such IEH Party to perform its obligations under this Agreement on a timely basis.

6.4.            As of the date hereof, (a) each IEH Party owns the number and class of shares of Enzon Common Stock and Viskase Common Stock that appear across from its name on Schedule I to this Agreement and (b) the IEH Parties each have the sole and unencumbered right to vote all of the Enzon Shares that they own.

6.5.             Except as contemplated by this Agreement and the Merger Agreement, such IEH Party has not entered into any tender, voting or other agreement or arrangement with respect to any Enzon Shares or entered into any other contract relating to the voting of any Enzon Shares. Any and all proxies in respect of the Enzon Shares are revocable, and such proxies either have been revoked prior to the date hereof or are hereby revoked.

6.6.             As of the date hereof, there is no Proceeding pending or, to the knowledge of such IEH Party, threatened against or affecting such IEH Party that, individually or in the aggregate, would reasonably be expected to impair the ability of such IEH Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

6.7.             Such IEH Party hereby (a) authorizes Enzon and Viskase to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including the Registration Statement/Consent Solicitation Statement and any other applicable filings under the Exchange Act or the Securities Act, its identity and ownership of the Enzon Shares and the nature of its obligations under this Agreement, and (b) agrees to reasonably cooperate with Enzon and Viskase in connection with such filings.

6.8.             Such IEH Party agrees that it shall promptly furnish to Enzon and Viskase any information that Enzon or Viskase may reasonably request for the preparation of any such announcement, disclosure or other applicable filings. None of the information supplied or to be supplied by such IEH Party specifically for inclusion or incorporation by reference in the Registration Statement/Consent Solicitation Statement will, at the time the Registration Statement/Consent Solicitation Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Such IEH Party hereby agrees that it shall promptly notify Enzon and Viskase of any required corrections with respect to any written information supplied by it specifically for use in any such announcement, disclosure or other applicable filings, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such IEH Party with respect to statements made or incorporated by reference therein based on information supplied by Enzon or Viskase specifically for inclusion or incorporation by reference in the Registration Statement/Consent Solicitation Statement.

6.9.             As of the date hereof, none of such IEH Party or its “affiliates” or “associates” is restricted from engaging in a “business combination” with Enzon pursuant to Section 203 of the DGCL (with the meaning of each foregoing word in quotation marks as defined in Section 203 of the DGCL).

7.             Representations, Warranties and Covenants of Enzon. Enzon hereby represents and warrants to Viskase and the IEH Parties as follows:

7.1.             Enzon is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

7.2.             Enzon has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Enzon of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of Enzon. This Agreement has been duly executed and delivered by Enzon and, assuming the due authorization, execution and delivery of this Agreement by Viskase and the IEH Parties, constitutes the legal, valid and binding obligation of Enzon, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

7.3.             The execution and delivery of this Agreement by Enzon and the performance of its obligations hereunder will not (a) conflict or violate any provision of (i) the Organizational Documents of Enzon or (ii) the Organizational Documents of any Subsidiary of Enzon, (b) violate any Law or Order applicable to Enzon or any of its Subsidiaries, (c) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancellation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which Enzon or any of its Subsidiaries is a party or accelerate the obligations of Enzon or, if applicable, any of its Subsidiaries under any such Contract or (d) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of Enzon or any of its Subsidiaries, except, in the case of clause (a), (b), (c) and (d), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of Enzon to perform its obligations under this Agreement on a timely basis.

7.4.             All of the members of the Board of Directors of Enzon who are not affiliated or associated with the IEH Parties have approved the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

7.5.             Assuming the accuracy of the representations and warranties set forth in Section 6.9, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to Enzon by reason of this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated hereby or thereby.

7.6.            The Enzon Exchange Stock, when issued, exchanged and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Liens other than any liens or encumbrances created by or imposed by and IEH Party.

7.7.             Assuming the accuracy of the representations and warranties made by the IEH Parties in Section 6, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Enzon in connection with the Icahn Share Exchange, except for (a) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, or Takeover Law and (b) compliance with any applicable rules of OTC.

8.             Representations, Warranties and Covenants of Viskase. Viskase hereby represents and warrants to Enzon and the IEH Parties as follows:

8.1.            Viskase is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

8.2.           Viskase has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Viskase of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of Viskase. This Agreement has been duly executed and delivered by Viskase and, assuming the due authorization, execution and delivery of this Agreement by Enzon and the IEH Parties, constitutes the legal, valid and binding obligation of Viskase, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

8.3.           The execution and delivery of this Agreement by Viskase and the performance of its obligations hereunder will not (a) conflict or violate any provision of (i) the Viskase Organizational Documents or (ii) the Organizational Documents of any of Viskase’s Subsidiaries, (b) violate any Law or Order applicable to Viskase or any of its Subsidiaries, (c) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancellation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which Viskase or any of its Subsidiaries is a party or accelerate Viskase’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (d) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of Viskase or any of its Subsidiaries, except, in the case of clause (a), (b), (c) and (d), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of Viskase to perform its obligations under this Agreement on a timely basis.

8.4.           No Takeover Laws apply or will apply to Viskase by reason of this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated hereby or thereby.

9.             Stockholder Litigation.

9.1.           Viskase shall provide IEH with prompt notice (in accordance with this Agreement) of any stockholder litigation or claim against Viskase or any of its directors or officers relating to this Agreement, the Merger Agreement, the Merger or any of the other agreements, transactions or filings contemplated by this Agreement or the Merger Agreement (“Viskase Transaction Litigation”) and, subject to applicable law, shall provide IEH copies of all material pleadings with respect thereto. If any IEH Party or any of their respective officers, directors or managers is also, and remains, a party to any Viskase Transaction Litigation, (a) Viskase shall (and shall cause each of its directors and officers to) consult with IEH with respect to the defense, settlement and prosecution of such Viskase Transaction Litigation and shall consider in good faith IEH’s advice with respect to such Viskase Transaction Litigation and (b) Viskase may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such Viskase Transaction Litigation without the prior written consent of IEH (which consent shall not be unreasonably withheld, conditioned or delayed).

9.2.           Enzon shall provide IEH with prompt notice (in accordance with this Agreement) of any stockholder litigation or claim against Enzon or any of its directors or officers relating to this Agreement, the Merger Agreement, the Merger or any of the other agreements, transactions or filings contemplated by this Agreement or the Merger Agreement (“Enzon Transaction Litigation”) and, subject to applicable law, shall provide IEH copies of all material pleadings with respect thereto. If any IEH Party or any of their respective officers, directors or managers is also, and remains, a party to any Enzon Transaction Litigation, (a) Enzon shall (and shall cause each of its directors and officers to) consult with IEH with respect to the defense, settlement and prosecution of such Enzon Transaction Litigation and shall consider in good faith IEH’s advice with respect to such Enzon Transaction Litigation and (b) Enzon may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such Enzon Transaction Litigation without the prior written consent of IEH (which consent shall not be unreasonably withheld, conditioned or delayed).

9.3.           The IEH Parties shall provide both Viskase and Enzon with prompt notice (in accordance with this Agreement) of any stockholder litigation or claim against any IEH Party or any of their respective officers, directors or managers relating to this Agreement, the Merger Agreement, the Merger or any of the other agreements, transactions or filings contemplated by this Agreement or the Merger Agreement (“IEH Transaction Litigation”) and, subject to applicable law, shall provide Viskase and Enzon copies of all material pleadings with respect thereto. If Viskase or any of its directors or officers is also, and remains, a party to any IEH Transaction Litigation, (a) each IEH Party shall (and shall cause its respective officers, directors or managers to) consult with Viskase with respect to the defense, settlement and prosecution of such IEH Transaction Litigation and shall consider in good faith Viskase’s advice with respect to such IEH Transaction Litigation and (b) no IEH Party may compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such IEH Transaction Litigation without the prior written consent of Viskase (which consent shall not be unreasonably withheld, conditioned or delayed). If Enzon or any of its directors or officers is also, and remains, a party to any IEH Transaction Litigation, (a) each IEH Party shall (and shall cause its respective officers, directors or managers to) consult with Enzon with respect to the defense, settlement and prosecution of such IEH Transaction Litigation and shall consider in good faith Enzon’s advice with respect to such IEH Transaction Litigation and (b) no IEH Party may compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such IEH Transaction Litigation without the prior written consent of Enzon (which consent shall not be unreasonably withheld, conditioned or delayed).

10.           Modifications, Amendments and Waivers of the Merger Agreement. Each of the Merger Agreement Parties agrees not to modify, amend or waive (a) the provisions of Article 1, Section 7.10, Article 8, Article 9 or Article 10 of the Merger Agreement or Exhibit A thereto or (b) any other provision of the Merger Agreement in a manner inconsistent with Article 1, Section 7.10, Article 8, Article 9 or Article 10 of the Merger Agreement or Exhibit A or (c) any other provision of the Merger Agreement in a manner that could reasonably have an adverse impact on IEH or its Affiliates at any time without the express prior written consent of IEH (which consent shall not be unreasonably withheld, conditioned or delayed).

11.           Notices under the Merger Agreement. Each of the Merger Agreement Parties shall deliver a copy of any notice, request, instruction or other communication or document it gives or makes under the Merger Agreement concurrently to IEH and its counsel in accordance with Section 19.4.

12.           Third Party Beneficiaries of Section 7.13 of the Merger Agreement. Each of the Merger Agreement Parties agrees that each of the IEH Parties shall be a third-party beneficiary of Section 7.13 of the Merger Agreement, entitled to enforce such section in accordance with its terms.

13.           Termination. Other than Sections 7.4, 9, 13 and 19, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination; provided, however, that notwithstanding anything to the contrary contained herein, the IEH Parties will not be liable for any money damages for any breach of this Agreement, other than as a result of actual fraud or a willful and material breach by the IEH Parties of this Agreement.

14.           Duties. The IEH Parties are entering into this Agreement solely in their capacities as Beneficial Owners of the Enzon Shares and the Enzon Preferred Shares or as an officer, director, manager, member, settlor, beneficiary or trust of such Beneficial Owners and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of Enzon.

15.           No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Enzon or Viskase any direct or indirect ownership or incidence of ownership of or with respect to the Enzon Shares or Enzon Preferred Shares, as applicable. All rights, ownership and economic benefits of and relating to the Enzon Shares and Enzon Preferred Shares shall remain vested in and belong to the IEH Parties, and neither Enzon nor Viskase shall have the authority to direct the IEH Parties in the voting or disposition of any Enzon Shares or Enzon Preferred Shares, as applicable, except as otherwise expressly provided herein.

16.           No Obligation to Exercise. No provision of this Agreement shall require the IEH Parties to exercise any option, warrant, convertible security or other security or contract right convertible into shares of Enzon Common Stock or Viskase Common Stock (other than in connection with Section 4 and the Proposed Enzon Actions); provided, for the avoidance of doubt, that upon any such exercise, the shares of Enzon Voting Stock or Viskase Common Stock, as applicable, acquired by the IEH Parties pursuant thereto shall be Enzon Shares for all purposes hereunder.

17.           Covenant Not to Sue. Each IEH Party, for itself and on behalf of each of its Affiliates, officers, directors, managers, employees, members, stockholders, agents, successors and assigns, covenants and agrees to the fullest extent permitted by Law, that neither such IEH Party nor any other such Person will sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any Proceeding against Enzon, Merger Sub, Viskase, the Surviving Corporation and their respective Affiliates, and each of their respective successors, assigns, directors, officers, employees, agents, partners, equity holders and representatives (collectively, the “Covered Persons”) in connection with the Merger Agreement or the transactions contemplated thereby, including the Merger and the Proposed Enzon Actions; provided, however, that this Section 17 shall not apply (a) with respect to the rights or obligations of any Covered Person under the Merger Agreement or this Agreement or (b) in the event of actual fraud or willful misconduct.

18.           Private Placement Agreement. Viskase and IEH hereby agree that the certain Private Placement Agreement, dated as of October 9, 2020, by and between Viskase and IEH, shall be terminated and of no force or effect automatically upon the occurrence of the Effective Time without any additional action of the parties thereto.

19.           Miscellaneous.

19.1.           Further Assurances. Enzon, Viskase and each IEH Party will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.

19.2.           Assignment. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of each of Enzon, Viskase and IEH, and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Any purported direct or indirect assignment in violation of this Section 19.2 shall be null and void ab initio.

19.3.           Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

19.4.           Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by e-mail, provided that a hard copy is also sent in accordance with the delivery methods set forth in clause (a) or (b) of this Section 19.4:

(i)	if to Enzon, to:

Enzon Pharmaceuticals, Inc.
20 Commerce Drive, Suite 135
Cranford, NJ 07016
E-mail: rlfeinsteincpa@enzon.com
Attention: Richard L. Feinstein

Copy to (such copy not to constitute notice):

Brownstein Hyatt Farber Schreck, LLP
675 15th Street, Suite 2900
Denver, CO 80202
	E-mail:	aagron@bhfs.com
eleitch@bhfs.com
	Attention:	Adam J. Agron
Evan J. Leitch

Copy to (such copy not to constitute notice):

Thompson Hine, LLP
300 Madison Avenue, 27th Floor
New York, NY 10017
	E-mail:	Todd.Mason@ThompsonHine.com
	Attention:	Todd E. Mason

(ii)	if to Viskase, to:
Viskase Companies, Inc.
333 East Butterfield Road Suite 400
Lombard, IL 60148-5679
	Email:	tim.feast@viskase.com
	Attention:	Timothy P. Feast, President & CEO

with a copy (which shall not constitute notice) to:

Viskase Companies, Inc.
333 East Butterfield Road Suite 400
Lombard, IL 60148-5679
	Email:	joe.king@viskase.com
	Attention:	Joseph D. King, Senior Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
875 Third Avenue
New York, NY 10022
	Email:	steven.khadavi@troutman.com
	Attention:	Steven Khadavi

(iii)	if to the IEH Parties, to:
Icahn Enterprises Holdings L.P.
16690 Collins Ave, PH-1
Sunny Isles Beach, FL 33160
	Email:	Jlynn@sfire.com
	Attention:	Jesse Lynn, General Counsel

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
	Email:	JApfelroth@proskauer.com
LRambo@proskauer.com
	Attention:	Joshua A. Apfelroth
Louis E. Rambo

Any party may change its address for the purpose of this Section 19.4 by giving the other party written notice of its new address in the manner set forth above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (x) upon actual receipt, if delivered personally, (y) on the second (2nd) Business Day after deposit with an overnight courier, if sent by an overnight courier, or (z) upon confirmation of successful transmission if sent by email. Copies to outside counsel are for convenience only.

19.5.           Governing Law; Jurisdiction; Specific Performance.

(a)           This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, any state or federal court within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 19.4; provided, that nothing herein shall affect the right of any party to serve legal process in any other matter permitted by Law.

(b)           EACH PARTY HERETO HEREBY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE ANY OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.5.

(c)           The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.2 of the Merger Agreement). Any requirements for the securing or posting of any bond in connection with or as a condition to obtaining any such remedy are waived. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any person at law or in equity.

19.6.           Interpretation. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

19.7.           Entire Agreement; No Other Representations. This Agreement, the Merger Agreement and the Confidentiality Agreement and the exhibits and schedules hereto and thereto contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters.

19.8.           No Third-Party Beneficiaries. Except for Covered Persons under Section 17, who shall be express third-party beneficiaries of Section 17, nothing in this Agreement is intended to confer, or does confer, any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns.

19.9.           Expenses. All fees and expenses incurred in connection with this Agreement and the obligations hereunder, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

19.10.         Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, all of the other provisions of this Agreement shall remain in full force and effect, with no effect on the validity or enforceability of such other provisions. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

19.11.         Counterparts. This Agreement may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

19.12.         Affiliated Entities. To the extent that any Controlled Affiliate of any IEH Party is a stockholder of Enzon or Viskase, such IEH Party shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the IEH Parties and the IEH Parties, and in furtherance of the foregoing, if any Controlled Affiliate of an IEH Party becomes a Beneficial Owner of Enzon Shares or Enzon Preferred Shares, as applicable, on or after the date hereof, (a) such IEH Party shall give each of Enzon and Viskase written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner and (b) such Controlled Affiliate shall, and the applicable IEH Party shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder to this Agreement substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by Enzon or Viskase, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the IEH Parties and the IEH Parties and that such Enzon Shares are subject to this Agreement (provided, that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ENZON PHARMACEUTICALS, INC.

By:	/s/ Richard L. Feinstein
	Name:	Richard L. Feinstein
	Title:	Chief Executive Officer, Chief Financial Officer and Secretary

[Signature Page to Support Agreement]

VISKASE COMPANIES, INC.

By:	/s/ Carolyn Zhang
	Name:	Carolyn Zhang
	Title:	Vice President & Chief Financial Officer

[Signature Page to Support Agreement]

ICAHN ENTERPRISES HOLDINGS L.P.

By: Icahn Enterprises G.P. Inc., its sole general partner

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	Chief Financial Officer

[Signature Page to Support Agreement]

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	Chief Financial Officer

[Signature Page to Support Agreement]

ICAHN PARTNERS LP

By:	/s/ Jesse Lynn
	Name:	Jesse Lynn
	Title:	Chief Operating Officer

[Signature Page to Support Agreement]

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Jesse Lynn
	Name:	Jesse Lynn
	Title:	Chief Operating Officer

[Signature Page to Support Agreement]

Schedule I

SHARES OF VISKASE COMMON STOCK, ENZON VOTING COMMON STOCK &
ENZON SERIES C PREFERRED STOCK HELD BY THE IEH PARTIES AS OF THE DATE HEREOF

IEH Party	Viskase Common Stock
AEP	100,664,375

IEH Party	Enzon Voting Common Stock	Enzon Series C Preferred Stock	Total
IPLP	21,132,725	22,975	21,155,700
IPMF	14,923,911	16,302	14,940,213
Total	36,056,636	39,277	36,095,913

Exhibit A

FORM OF ENZON WRITTEN CONSENT

Annex I

FORM OF JOINDER

JOINDER TO SUPPORT AGREEMENT

The undersigned has executed this Joinder to Support Agreement (this “Joinder”) as of the ___ day of _________, ____ , to join as a party in, and be subject to, that certain Support Agreement (the “Agreement”), dated [•], 2025, by and among Enzon Pharmaceuticals, Inc., a Delaware corporation, Viskase Companies, Inc., a Delaware corporation, Icahn Enterprises Holdings L.P., a Delaware Limited Partnership, American Entertainment Properties Corp., a Delaware corporation, Icahn Partners LP, a Delaware limited partnership and Icahn Partners Master Fund LP, a Delaware limited partnership, and intending to be legally bound, hereby agrees to become a party to, and be bound in all respects by, the Agreement with respect to [___] shares of Enzon Shares transferred from [Transferor] to [Transferee] on [_____], 202[•]. Neither this Joinder nor any associated transfer of any Enzon Shares shall in any way limit or modify the transferor’s liability hereunder, and, in addition to the transferee, the transferor shall be liable for any damages recoverable under the Agreement from the transferee. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

[ ]

By:
Name:
Title:

Address for Notices:
With copies to: